Exhibit 99.1

Papa John’s Announces Third Quarter 2021 Financial Results and Additional $425 Million Share Repurchase Program

LOUISVILLE, Ky.--(BUSINESS WIRE)--November 4, 2021--Papa John’s International, Inc. (NASDAQ: PZZA) today announced financial results for the three and nine months ended September 26, 2021.

Third quarter 2021 highlights compared to prior year

  Total company revenues increased 8.4% to $512.8 million
  Comparable sales up 6.9% in North America and 8.3% Internationally; Global system-wide restaurant sales of $1.2 billion, up 11.2% driven by continued benefit from innovation strategies and accelerating unit growth
  46 net unit openings driven by strong International openings
  Earnings per diluted share of $0.79; Adjusted earnings per diluted share grew to $0.83 from $0.35 a year ago
  For first nine months of 2021, cash flow from operations of $193.6 million, up from $168.5 million a year ago; free cash flow of $145.9 million up from $134.0 million
  New $425 million share repurchase program authorized

“With hard work, dedication and the support of our customers, Papa John’s team members and franchisees delivered another quarter of industry outperformance in Q3, as system-wide sales grew 11.2% and adjusted EPS more than doubled. Comparable sales in North America and internationally grew 6.9% and 8.3%, respectively, on top of last year’s tremendous results, as our innovation strategy continues to attract new customers and engage our loyal ones, while also driving sustainable ticket growth,” said President & CEO Rob Lynch. “Escalating interest and excitement among new and existing franchisees continues to accelerate unit growth and led to signing our largest international and domestic development deals ever last quarter.”

Mr. Lynch continued, “We also are delivering on our commitment to optimize our capital structure and allocation priorities to support long-term value creation and growth. Last quarter we strategically refinanced our debt and this morning announced a new $425 million share repurchase program. Now, more than two years into our brand’s return to positive results, with the foundations of our business stronger than ever, Papa John’s has passed the inflection point from turn-around to long-term growth story. I’m excited to say that we are all firmly focused on the future and realizing our enormous global opportunity.”

Financial Highlights

	Three Months Ended			Nine Months Ended
In thousands, except per share amounts	Sept. 26, 2021	Sept. 27, 2020	Increase	Sept. 26, 2021	Sept. 27, 2020	Increase (Decrease)

Revenue	$512,782	$472,941	$39,841	$1,539,536	$1,343,423	$196,113
Operating income	38,577	24,549	14,028	130,076	70,555	59,521
Net income	29,256	15,708	13,548	95,393	44,765	50,628
Diluted earnings (loss) per share	0.79	0.35	0.44	(0.59)	0.99	(1.58)
Adjusted diluted earnings per share (a)	0.83	0.35	0.48	2.76	0.99	1.77
(a)

Adjusted diluted earnings per share is a non-GAAP measure that excludes “Special items,” which impact comparability. Special items include strategic corporate reorganization costs associated with the company’s new office in Atlanta, Georgia of $2.2 million and $9.4 million for the three and nine months ended September 26, 2021, respectively. For the nine months ended September 26, 2021, Special items also include $109.9 million of one-time charges associated with the repurchase and conversion of all shares of the company’s Series B Convertible Preferred Stock (“Series B Preferred Stock”) during the second quarter. The reconciliation of GAAP to non-GAAP financial results is included in “Reconciliation of Non-GAAP Financial Measures” below.

Revenues

Consolidated revenues of $512.8 million increased $39.8 million, or 8.4%, in the third quarter of 2021 compared to the prior year primarily as a result of higher comparable sales of 6.9% for North America restaurants, which benefited from continued execution of our innovation strategies and customer retention as reflected in higher company-owned restaurant revenues, franchise royalties and commissary sales. International revenues also increased primarily due to higher royalties from strong comparable sales results of 8.3% for the quarter and higher unit counts.

Operating Results

Consolidated operating income of $38.6 million for the third quarter of 2021 increased $14.0 million compared to the third quarter of 2020. The increase reflects strong consolidated revenue on higher comparable sales and year-over-year unit growth domestically and internationally. Additionally, temporary franchise support of $13.5 million ($10.0 million of discretionary marketing fund investments and $3.5 million of royalty relief) was provided in the prior year comparable period as part of our franchise assistance program, which was non-recurring and concluded in the third quarter of 2020. These benefits more than offset higher costs associated with labor shortages and commodity inflation experienced within our domestic company-owned restaurants and supply chain.

The effective income tax rate was 11.7% for the third quarter of 2021 representing a decrease of 9.9% from the prior year period. The decrease in the effective rate was primarily due to the finalization of our 2020 federal income tax return, which resulted in a $2.7 million benefit to tax expense, including immaterial prior year true-up adjustments. Diluted earnings per share was $0.79 for the third quarter of 2021 representing an increase of $0.44 over the third quarter of 2020. Excluding the impact of Special items, adjusted diluted earnings per share was $0.83 representing an increase of $0.48 over the third quarter of 2020.

Global Restaurant Sales Information

Global restaurant and comparable sales information for the three and nine months ended September 26, 2021, compared to the three and nine months ended September 27, 2020 are as follows (See “Supplemental Information and Financial Statements” below for related definitions):

	Three Months Ended		Nine Months Ended
	Sept. 26, 2021	Sept. 27, 2020	Sept. 26, 2021	Sept. 27, 2020
Comparable sales growth:
Domestic company-owned restaurants	7.4%	18.2%	11.6%	15.6%
North America franchised restaurants	6.8%	25.6%	12.3%	20.0%
North America restaurants	6.9%	23.8%	12.1%	19.0%
International restaurants	8.3%	20.7%	17.1%	9.4%
Total comparable sales growth	7.3%	23.0%	13.4%	16.5%

System-wide restaurant sales growth:
(excluding the impact of foreign currency)
Domestic company-owned restaurants	7.3%	8.3%	11.1%	7.3%
North America franchised restaurants	8.0%	26.2%	13.1%	20.4%
North America restaurants	7.9%	21.8%	12.7%	17.3%
International restaurants	21.4%	22.9%	28.2%	12.2%
Total global system-wide restaurant sales growth	11.2%	22.1%	16.2%	16.0%

Global Restaurant Unit Data

As of September 26, 2021, there were 5,569 Papa John’s restaurants operating in 50 countries and territories, as follows:

	Domestic Company- owned	Franchised North America	Total North America	International	System-wide
Third Quarter
Beginning - June 27, 2021	589	2,720	3,309	2,214	5,523
Opened	2	21	23	71	94
Closed	-	(9)	(9)	(39)	(48)
Ending - September 26, 2021	591	2,732	3,323	2,246	5,569
Net unit growth	2	12	14	32	46
Trailing four quarters net store growth/(decline)	(6)	43	37	172	209

Free Cash Flow

The company’s free cash flow (a non-GAAP financial measure defined as net cash provided by operating activities, less purchases of property and equipment and dividends paid to preferred shareholders) was as follows (in thousands):

	Nine Months Ended
	Sept. 26,	Sept. 27,
	2021	2020

Net cash provided by operating activities	$193,624	$168,547
Purchases of property and equipment	(41,328)	(24,269)
Dividends paid to preferred shareholders (1)	(6,394)	(10,237)
Free cash flow	$145,902	$134,041
(1)	Excludes cash consideration of $188.6 million paid for the repurchase and conversion of the Series B Preferred Stock in the second quarter of 2021.

We view free cash flow as an important financial measure because it is one factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP, and as a result, our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Quarterly Report on Form 10-Q filed with the SEC for additional information concerning our operating results for the three and nine months and cash flow for the nine months ended September 26, 2021.

Senior Notes Offering and Refinancing of Revolving Credit Facility

On September 14, 2021, the company issued $400.0 million of 3.875% senior notes which will mature on September 15, 2029. Concurrently with the closing of the offering, the company amended and restated its credit agreement, which provides for a senior secured revolving credit facility in an aggregate available principal amount of $600.0 million. The revolving facility will mature on September 14, 2026. The company used borrowings under the amended credit agreement, together with the net proceeds from the offering of the senior notes, to repay outstanding revolver and term loan borrowings under the company’s previously existing credit agreement.

Cash Dividend

The company paid cash dividends of $12.8 million ($0.35 per common share) in the third quarter of 2021. On October 28, 2021, our Board of Directors declared a fourth quarter dividend of $0.35 per common share. The common share dividend will be paid on November 19, 2021 to stockholders of record as of the close of business on November 9, 2021. The declaration and payment of any future dividends will be at the discretion of our Board of Directors.

New $425 million Share Repurchase Program

Subsequent to the end of the third quarter, on October 28, 2021, our Board of Directors approved a new share repurchase program for up to $425.0 million of the company’s common stock, which will be funded by our operating cash flows and increased liquidity following the senior notes offering and refinancing of our revolving credit facility, to further enhance shareholder returns as we also continue to invest in our long-term growth. This additional program represents approximately 9.4% of the company’s currently outstanding common stock based on the closing stock price as of October 29, 2021. The new share repurchase program has an indefinite duration and will initially operate alongside the Company’s existing $75.0 million share repurchase authorization, which expires on December 26, 2021.

The timing and volume of share repurchases under the new share repurchase program may be executed at the discretion of management on an opportunistic basis, subject to market and business conditions, regulatory requirements and other factors, or pursuant to trading plans or other arrangements. Repurchases under the new program may be made through open market, block, and privately negotiated transactions, including Rule 10b5-1 plans, at times and in such amounts as management deems appropriate. Repurchases under the company’s share repurchase program may be commenced or suspended from time to time at the company’s discretion without prior notice.

Conference Call

A conference call is scheduled for November 4, 2021 at 8:00 a.m. Eastern Time to review the company’s third quarter 2021 earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode or dial 877-312-8816 (U.S. and Canada) or 253-237-1189 (International). The conference call will be available for replay, including by downloadable podcast, from the company’s web. The Conference ID is 6323967.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications that are not statements of historical fact constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements include or may relate to projections or guidance concerning business performance, revenue, earnings, cash flow, earnings per share, share repurchases, the financial impact of the temporary business opportunities, disruptions and temporary changes in demand we are experiencing related to the current outbreak of the novel coronavirus disease (COVID-19), commodity costs, currency fluctuations, profit margins, unit growth, unit level performance, capital expenditures, restaurant and franchise development, the duration of changes in consumer behavior caused by the pandemic, reorganization costs and the related organizational, employment and real estate changes from opening our new office in Atlanta, royalty relief, the effectiveness of our menu innovations and other business initiatives, marketing efforts, liquidity, compliance with debt covenants, strategic decisions and actions, dividends, effective tax rates, regulatory changes and impacts, adoption of new accounting standards, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control.

Our forward-looking statements are based on our assumptions which are based on currently available information, including assumptions about our ability to manage difficulties and opportunities associated with or related to the COVID-19 pandemic, including risks related to: the impact of governmental restrictions on freedom of movement and business operations including quarantines, social distancing requirements and mandatory business closures; changes in consumer demand or behavior; labor shortages at company and/or franchised stores; impact of delayed new store openings, both domestically and internationally; our ability to navigate changing governmental programs and regulations relating to the pandemic; the increased risk of phishing, ransomware and other cyber-attacks; and our ability to successfully implement or fully realize the anticipated benefits of our corporate reorganization and new office in Atlanta, Georgia and corporate reorganization in the timeframes we desire or within the expected range of expenses, or at all. In addition, turnover in our support teams due to our relocations to Georgia could distract our employees, decrease employee morale, harm our reputation, and negatively impact the overall performance of our corporate support teams. Actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. These and other risks, uncertainties and assumptions that are involved in our forward-looking statements are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 27, 2020. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

For more information about the company, please visit www.papajohns.com.

Supplemental Information and Financial Statements

Definition

“Comparable sales” represents the change in year-over-year sales for the same base of restaurants for the same fiscal periods. “Global system-wide restaurant sales” represents total restaurant sales for all company-owned and franchised stores open during the comparable periods, and “Global system-wide restaurant sales growth” represents the change in such sales year-over-year. We believe North America, international and global restaurant and comparable sales growth and Global system-wide restaurant sales information is useful in analyzing our results since our franchisees pay royalties and marketing fund contributions that are based on a percentage of franchise sales. Comparable sales and Global system-wide restaurant sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation. Franchise sales also generate commissary revenue in the United States and in certain international markets. Franchise restaurant and comparable sales growth information is also useful for comparison to industry trends and evaluating the strength of our brand. Management believes the presentation of franchise restaurant sales growth, excluding the impact of foreign currency, provides investors with useful information regarding underlying sales trends and the impact of new unit growth without being impacted by swings in the external factor of foreign currency. Franchise restaurant sales are not included in the company’s revenues.

Reconciliation of Non-GAAP Financial Measures

The table below reconciles our GAAP financial results to our adjusted financial results, which are non-GAAP measures. The non-GAAP adjusted results shown below and within this press release, which exclude the items in the table below (collectively defined as “Special items”), should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP results. Management believes presenting certain financial information excluding the Special items is important for purposes of comparison to current year results. In addition, management uses these metrics to evaluate the company’s underlying operating performance and to analyze trends.

	Three Months Ended		Nine Months Ended
	Sept. 26,	Sept. 27,	Sept. 26,	Sept. 27,
(In thousands, except per share amounts)	2021	2020	2021	2020

GAAP operating income	$38,577	$24,549	$130,076	$70,555
Strategic corporate reorganization costs (1)	2,153	-	9,364	-
Adjusted operating income	$40,730	$24,549	$139,440	$70,555

GAAP net income/(loss) attributable to common shareholders	$28,961	$11,457	$(20,423)	$32,410
Strategic corporate reorganization costs (1)	2,153	-	9,364	-
Repurchase and conversion of Series B Preferred Stock (2)	-	-	109,852	-
Tax effect of strategic corporate reorganization costs (3)	(483)	-	(2,098)	-
Adjusted net income attributable to common shareholders	$30,631	$11,457	$96,695	$32,410

GAAP diluted earnings/(loss) per common share	$0.79	$0.35	$(0.59)	$0.99
Strategic corporate reorganization costs (1)	0.05	-	0.27	-
Repurchase and conversion of Series B Preferred Stock (2)	-	-	3.14	-
Tax effect of strategic corporate reorganization costs (3)	(0.01)	-	(0.06)	-
Adjusted diluted earnings per common share	$0.83	$0.35	$2.76	$0.99
(Note) The above table does not include the impact of allocation of undistributed earnings to participating securities for Special items.
(1)	Represents strategic corporate reorganization costs associated with our new office in Atlanta, Georgia.
(2)	Represents the one-time charge related to the repurchase and conversion of all shares of Series B Preferred Stock and includes related professional fees incurred as part of the transaction.
(3)

The tax effect for strategic corporate reorganization costs was calculated by applying the 2021 marginal tax rate of 22.4%. There was no tax effect on the repurchase and conversion of the Series B Preferred Stock as the one-time charge was non-deductible for tax purposes.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	September 26,	December 27,
	2021	2020
(In thousands)	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$105,813	$130,204
Accounts receivable, net	79,534	90,135
Notes receivable, current portion	13,075	11,318
Income tax receivable	599	1,273
Inventories	33,490	30,265
Prepaid expenses and other current assets	39,249	43,212
Total current assets	271,760	306,407

Property and equipment, net	209,072	200,895
Finance lease right-of-use assets, net	21,917	16,840
Operating lease right-of-use assets	174,119	148,110
Notes receivable, less current portion, net	37,263	36,538
Goodwill	80,906	80,791
Deferred income taxes	13,926	10,800
Other assets	80,991	72,389
Total assets	$889,954	$872,770

Liabilities, Series B Convertible Preferred Stock, Redeemable noncontrolling interests and Stockholders' deficit
Current liabilities:
Accounts payable	$42,384	$37,370
Income and other taxes payable	26,221	10,263
Accrued expenses and other current liabilities	201,528	174,563
Current deferred revenue	20,617	19,590
Current finance lease liabilities	4,914	3,545
Current operating lease liabilities	22,455	23,538
Current portion of long-term debt	-	20,000
Total current liabilities	318,119	288,869

Deferred revenue	12,471	13,664
Long-term finance lease liabilities	17,555	13,531
Long-term operating lease liabilities	157,359	124,666
Long-term debt, less current portion, net	414,915	328,292
Deferred income taxes	178	948
Other long-term liabilities	98,872	111,364
Total liabilities	1,019,469	881,334

Series B Convertible Preferred Stock	—	251,901
Redeemable noncontrolling interests	7,531	6,474

Total Stockholders' deficit	(137,046)	(266,939)
Total liabilities, Series B Convertible Preferred Stock, Redeemable noncontrolling interests and Stockholders' deficit	$889,954	$872,770

Note: The Condensed Consolidated Balance Sheet at December 27, 2020 has been derived from the audited consolidated financial statements, but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 26, 2021	September 27, 2020	September 26, 2021	September 27, 2020
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Domestic company-owned restaurant sales	$191,584	$178,371	$584,942	$526,317
North America franchise royalties and fees	31,933	25,281	97,123	68,895
North America commissary revenues	189,224	181,338	560,743	504,379
International revenues	38,408	33,440	110,629	87,592
Other revenues	61,633	54,511	186,099	156,240
Total revenues	512,782	472,941	1,539,536	1,343,423

Costs and expenses:
Operating costs (excluding depreciation and amortization shown separately below):
Domestic company-owned restaurant expenses	155,477	144,803	465,658	419,082
North America commissary expenses	175,399	167,937	518,310	466,676
International expenses	21,743	19,370	62,791	52,775
Other expenses	56,039	50,917	168,092	148,219
General and administrative expenses	54,070	52,601	157,779	148,680
Depreciation and amortization	11,477	12,764	36,830	37,436
Total costs and expenses	474,205	448,392	1,409,460	1,272,868
Operating income	38,577	24,549	130,076	70,555
Net interest expense	(3,979)	(3,636)	(11,275)	(11,230)
Income before income taxes	34,598	20,913	118,801	59,325
Income tax expense	4,057	4,516	19,387	11,984
Net income before attribution to noncontrolling interests	30,541	16,397	99,414	47,341
Net income attributable to noncontrolling interests	(1,285)	(689)	(4,021)	(2,576)
Net income attributable to the company	$29,256	$15,708	$95,393	$44,765

Calculation of net income (loss) for earnings per share:
Net income attributable to the company	$29,256	$15,708	$95,393	$44,765
Dividends on redemption of Series B Convertible Preferred Stock	—	—	(109,852)	—
Dividends paid to participating securities	(137)	(3,548)	(5,964)	(10,546)
Net income attributable to participating securities	(158)	(703)	—	(1,809)
Net income (loss) attributable to common shareholders	$28,961	$11,457	$(20,423)	$32,410

Basic earnings (loss) per common share	$0.80	$0.35	$(0.59)	$1.00
Diluted earnings (loss) per common share	$0.79	$0.35	$(0.59)	$0.99

Basic weighted average common shares outstanding	36,387	32,616	34,619	32,347
Diluted weighted average common shares outstanding	36,719	32,971	34,619	32,643

Dividends declared per common share	$0.350	$0.225	$0.800	$0.675

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
(In thousands)	September 26, 2021	September 27, 2020
	(Unaudited)	(Unaudited)
Operating activities
Net income before attribution to noncontrolling interests	$99,414	$47,341
Adjustments to reconcile net income to net cash provided by operating activities:
Benefit for allowance for credit losses on accounts and notes receivable	(920)	(334)
Depreciation and amortization	36,830	37,436
Deferred income taxes	(5,113)	(4,696)
Stock-based compensation expense	12,519	13,071
Other	1,052	1,233
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	5,955	(4,378)
Income tax receivable	674	3,131
Inventories	(3,217)	(1,173)
Prepaid expenses and other current assets	11,277	14,393
Other assets and liabilities	(8,627)	18,080
Accounts payable	5,014	3,147
Income and other taxes payable	15,958	2,435
Accrued expenses and other current liabilities	24,001	40,112
Deferred revenue	(1,193)	(1,251)
Net cash provided by operating activities	193,624	168,547

Investing activities
Purchases of property and equipment	(41,328)	(24,269)
Notes issued	(14,637)	(13,240)
Repayments of notes issued	15,352	8,906
Acquisitions, net of cash acquired	(699)	—
Other	121	15
Net cash used in investing activities	(41,191)	(28,588)

Financing activities
Proceeds from issuance of senior notes	400,000	—
Repayment of term loan	(340,000)	(15,000)
Net proceeds (repayments) of revolving credit facilities	15,000	(5,000)
Debt issuance costs	(9,179)	—
Proceeds from exercise of stock options	11,211	29,204
Dividends paid to common stockholders	(27,640)	(21,856)
Dividends paid to preferred stockholders	(6,394)	(10,237)
Tax payments for equity award issuances	(5,310)	(1,665)
Repurchase of Series B Convertible Preferred Stock	(188,647)	—
Acquisition of Company common stock	(20,555)	—
Distributions to noncontrolling interests	(2,914)	(1,778)
Other	(2,630)	(1,105)
Net cash used in financing activities	(177,058)	(27,437)

Effect of exchange rate changes on cash and cash equivalents	234	(383)
Change in cash and cash equivalents	(24,391)	112,139
Cash and cash equivalents at beginning of period	130,204	27,911

Cash and cash equivalents at end of period	$105,813	$140,050

Contacts

Ann Gugino
Chief Financial Officer
502-261-7272

Steve Coke
Senior Vice President of Financial Operations, Accounting and Reporting
502-261-7272